Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

For Immediate Release

GUESS?, INC. REPORTS FIRST QUARTER FISCAL YEAR 2010 RESULTS

Q1 EPS Reached $0.35 Compared to $0.50 Last Year

Provides Q2 EPS Guidance in the Range of $0.42 to $0.45

First Quarter Fiscal 2010 Highlights

-	Global revenues reached $441 million, flat in constant dollars and down 10% in US dollars compared to last year.

-	Operating income reached $48 million, down 37% compared to last year.

-	Cash position increased $52 million from last year. Balance sheet remains strong.

LOS ANGELES, June 4, 2009 – Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter of its 2010 fiscal year, which ended May 2, 2009.

First Quarter Fiscal 2010 Results

For the first quarter of fiscal 2010, the Company reported net earnings of $32.5 million, a decrease of 31.9% compared to net earnings of $47.8 million for the first quarter of fiscal 2009.  Diluted earnings per share decreased 30.0% to $0.35 in the current quarter, compared to $0.50 in the prior-year quarter.  The Company has reduced the current and prior year quarter’s reported diluted earnings per share by $0.01 to reflect the impact of a new accounting pronouncement related to certain participating shares.

Paul Marciano, Chief Executive Officer, commented, “Our first quarter financial results exceeded our expectations.  We managed our business effectively, reducing inventory levels and capital spending.  We also aggressively cut costs, which resulted in an improved SG&A rate, even with lower sales.  As a result, we generated solid operating cash flows, further strengthening our capital structure.”

Mr. Marciano continued, “We expect the challenging economic conditions to persist for some time.  However, we believe that the strength of our product lines and our diversified business model position us well in this environment.  We remain committed to our international expansion strategy, and continue to see opportunities in Europe and Asia where our brand is well known but underpenetrated.  We will continue to run the business prudently and build the capabilities and infrastructure to support our growth objectives in the future.  Through these efforts, we expect to emerge in an even stronger position when conditions ultimately improve.”

Total net revenue for the first quarter of fiscal 2010 decreased 9.8% to $441.2 million from $489.2 million in the prior-year quarter.  In constant dollars, total net revenue was essentially flat.  The Company’s retail stores in North America generated revenue of $207.6 million in the first quarter of fiscal 2010, a 2.0% decrease from $211.9 million in the same period a year ago.  Comparable store sales decreased 6.0% in local currency and 10.0% in US dollars for the first quarter of fiscal 2010, compared to the same period a year ago.  The Company operated 429 retail stores in the U.S. and Canada at the end of the first quarter of fiscal 2010 versus 391 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, decreased 12.3% to $65.9 million in the first quarter of fiscal 2010, from $75.1 million in the prior-year period.

Net revenue from the Company’s European segment decreased 18.5% to $145.7 million in the first quarter of fiscal 2010, compared to $178.7 million in the prior-year period.

Licensing segment net revenue decreased 6.0% to $22.1 million in the first quarter of fiscal 2010, from $23.5 million in the prior-year period.

Operating earnings for the first quarter of fiscal 2010 decreased 36.7% to $48.0 million from $75.9 million in the prior-year period.  Operating margin in the first quarter decreased 460 basis points to 10.9%, compared to the prior-year’s quarter.  This margin contraction was due to lower European product margins, partially attributable to the impact of the stronger US dollar, lower product margins in North America and occupancy deleverage due to the negative comparable store sales, partially offset by SG&A leverage resulting from strong expense management.

The Company’s effective tax rate declined to 33.0% for the first quarter of fiscal 2010, from 36.0% for the first quarter of the prior year.

Share Repurchase

During the first quarter of fiscal 2010, the Company repurchased approximately 400,000 shares of its common stock at an average purchase price of $13.00, totaling $5.3 million.  As of May 2, 2009, the Company had remaining approval under its existing repurchase program to purchase $134.2 million of its common stock.

Outlook

The Company’s expectations for the second quarter of fiscal 2010 ending August 1, 2009, are as follows:

-	Consolidated net revenues are expected to range from $465 million to $485 million.
-	Operating margin is expected to be around 14%.
-	Diluted earnings per share are expected to be in the range of $0.42 to $0.45.

The continued volatility in the global economy presents a substantial challenge to forecasting future consumer behavior and future financial results.  Due to its limited visibility, the Company is not providing specific revenue, operating margin or diluted earnings per share guidance for the full fiscal year 2010.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.10 per share on the Company’s common stock.  The dividend will be payable on July 2, 2009 to shareholders of record at the close of business on June 17, 2009.

The Company will hold a conference call at 4:30 pm (ET) on June 4, 2009 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of May 2, 2009, the Company operated 429 retail stores in the United States and Canada and 706 retail stores outside of North America, of which 103 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the second quarter of fiscal 2010 are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events leading to a reduction in consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic, litigation-related and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)

	Three Months Ended
	May 2,		May 3,
	2009		2008
	$	%	$	%

Net revenue
Product sales	$419,127	95.0%	$465,735	95.2%
Net royalties	22,074	5.0%	23,485	4.8%
	441,201	100.0%	489,220	100.0%

Cost of product sales	263,698	59.8%	267,981	54.8%

Gross profit	177,503	40.2%	221,239	45.2%

Selling, general and administrative expenses	129,469	29.3%	145,314	29.7%

Earnings from operations	48,034	10.9%	75,925	15.5%

Other (income) expense:
Interest expense	606	0.1%	1,025	0.2%
Interest income	(737)	(0.2%)	(1,533)	(0.3%)
Other, net	(1,266)	(0.2%)	908	0.2%

Earnings before income taxes	49,431	11.2%	75,525	15.4%

Income taxes	16,312	3.7%	27,189	5.5%

Net earnings	33,119	7.5%	48,336	9.9%

Net earnings attributable to noncontrolling interests in subsidiaries	577	0.1%	535	0.1%

Net earnings attributable to Guess?, Inc.	$32,542	7.4%	$47,801	9.8%

Earnings per common share attributable to common stockholders:

Basic (1)	$0.35		$0.51

Diluted (1)	$0.35		$0.50

Weighted average common shares outstanding attributable to common stockholders:

Basic	90,631		92,950

Diluted (1)	91,158		93,806

(1) The company adopted a new accounting pronouncement in the first quarter of fiscal 2010 that requires the company to exclude certain earnings and shares related to participating securities from the computation of earnings per common share. The net earnings attributable to participating securities were approximately $532 and $766 in the first quarter of fiscal 2010 and fiscal 2009, respectively, and the amount of participating shares for the same periods were 237 and 233, respectively. The effect of the new accounting pronouncement on diluted earnings per common share is to reduce both the current quarter and the prior year quarter by approximately $0.01 per share. The prior year's earnings per share has been adjusted to reflect the change.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 2,	May 3,	%
	2009	2008	chg

Net revenue:
Retail operations	$207,560	$211,937	-2%
Wholesale operations	65,869	75,134	-12%
European operations	145,698	178,664	-18%
Licensing operations	22,074	23,485	-6%
	$441,201	$489,220	-10%

Earnings (loss) from operations:
Retail operations	$18,007	$22,844	-21%
Wholesale operations	7,422	12,554	-41%
European operations	23,139	39,961	-42%
Licensing operations	19,015	20,247	-6%
Corporate overhead	(19,549)	(19,681)	-1%
	$48,034	$75,925	-37%
Operating margins:
Retail operations	8.7%	10.8%
Wholesale operations	11.3%	16.7%
European operations	15.9%	22.4%
Licensing operations	86.1%	86.2%

Total Company	10.9%	15.5%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 2,	January 31,	May 3,
	2009	2009	2008

ASSETS

Cash and cash equivalents	$312,630	$294,118	$260,390

Receivables, net	277,436	262,349	315,598

Inventories	203,395	239,675	202,804

Other current assets	92,696	98,047	52,247

Property and equipment, net	235,607	221,416	237,193

Other assets	137,502	130,961	151,361

Total Assets	$1,259,266	$1,246,566	$1,219,593

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$30,645	$24,018	$47,562

Other current liabilities	276,531	311,866	309,083

Borrowings and capital lease obligations	14,327	14,586	18,453

Other long-term liabilities	114,979	110,592	124,946

Guess?, Inc. stockholders' equity	808,720	777,032	711,074

Noncontrolling interests in subsidiaries	14,064	8,472	8,475

Total Liabilities and Stockholders' Equity	$1,259,266	$1,246,566	$1,219,593

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 2,	May 3,
	2009	2008

Net cash provided by operating activities	$43,067	$2,505

Net cash used in investing activities	(18,265)	(26,573)

Net cash (used in)/provided by financing activities	(7,603)	7,626

Effect of exchange rates on cash	1,313	1,237

Net increase/(decrease) in cash and cash equivalents	18,512	(15,205)

Cash and cash equivalents at the beginning of the year	294,118	275,595

Cash and cash equivalents at the end of the period	$312,630	$260,390

Supplemental information:

Depreciation and amortization	$14,547	$13,813

Rent	41,691	37,513

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Three Months Ended
	May 2,	May 3,
	2009	2008

Number of stores at the beginning of the year	425	373

Store openings	6	19

Store closures	(2)	(1)

Number of stores at the end of the period	429	391

Total store square footage at the end of the period	1,969,000	1,817,000